Exhibit 99.1

Press Release

RBC Bearings Announces Inclusion in the NASDAQ Global Select Market

Oxford, CT – November 9, 2006 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today announced its inclusion, as of November 8, 2006, in the NASDAQ Global Select Market, a premier listing tier within The NASDAQ Stock Market for companies that satisfy the highest financial and liquidity qualifications.

“We are pleased to be added to the NASDAQ Global Select Market listing,” said Dr. Michael J. Hartnett, Chairman, President and Chief Executive Officer of RBC Bearings. “We believe that our inclusion is a result of our solid track record of performance and our ability to meet stringent financial listing qualifications. This move will increase our market visibility as we continue to execute on our strategic growth plan.”

In July, NASDAQ-listed companies were reclassified under three listing tiers — NASDAQ Global Select Market, NASDAQ Global Market and NASDAQ Capital Market. NASDAQ has created two new indexes to track the NASDAQ Global Select Market and NASDAQ Global Market tiers. For more information about the NASDAQ Global Select Market, please visit http://www.nasdaq.com/GlobalSelect.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,800 people and operates 16 manufacturing facilities in three countries.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Ashton Partners

Lauren Murphy

617-275-8745

investors@rbcbearings.com